U.S. SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Earliest Event Reported:  December 13, 2004

VIR TRA SYSTEMS, INC.

 (Exact name of registrant as specified in its charter)

Texas	93-1207631
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

440 North Center, Arlington, TX	76011
(Address of principal executive offices)	(Zip Code)

(817) 261-4269

(Registrant's telephone number, including area code)

Item 3.02 Unregistered Sales of Equity Securities.

On December 13, 2004, we accepted promissory notes and financing equipment leases tendered under the terms of an exchange offer, obligating us to issue 5,278,057 shares of our common stock, par value $.005 per share in exchange for cancellation of $799,031 in principal amount of our outstanding promissory notes, and $3,852,000 in principal amount of our financing equipment leases issued in 1997 through 2001. We had not made any payments on the leases since October of 2001, and had never made any payments on the promissory notes.

Each holder was allowed to choose from one of three options for the exchange. Under Option A, the holder received shares having a current market value of 23.4 percent of the principal amount he or she was owed, and was not required to "lock up” any of the shares he or she receives in the exchange. Under Option B, each holder received shares having a current market value of 35.1 percent of the principal amount he or she was owed, but he or she agreed not to sell any of those shares for a period of six months, after which they become salable in six equal monthly installments. Under Option C, each holder received shares having a current market value of 46.8 percent of the principal amount he or she was owed, but he or she agreed not to sell any of those shares for a period of one year, after which they become salable in six equal monthly installments. In each case, the holder was required to forego all accrued interest. Of the total shares issued, 316,080 shares were issued to holders electing Option A, 306,900 shares to holders electing Option B and 4,655,077 shares to holders electing Option C.

The issuance of these shares was exempt from registration under Section 3(a)(9) of the Securities Act of 1933 because the common stock was exchanged with our existing security holders exclusively and no commission or other remuneration was paid or given directly or indirectly for soliciting the exchange.

 SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VIRTRA SYSTEMS, INC.
Date: December 16, 2004
By: /s/ L. Kelly Jones
L. Kelly Jones
Chief Executive Officer